UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 4, 2016

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Professional Diversity Network, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-35824	80-0900177
(State of other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 W. Adams Street, Sixth Floor, Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 614-0950

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 (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 7, 2016, Professional Diversity Network, Inc., a Delaware corporation (“PDN”), consummated the issuance and sale of 1,777,417 shares of PDN’s common stock, par value $0.01 per share (the “Common Stock”), to Cosmic Forward Limited, a Republic of Seychelles company wholly-owned by a group of Chinese investors (“CFL”), at a price of $9.60 per share (giving effect to PDN’s 1-for-8 reverse stock split effective on September 27, 2016), pursuant to the terms of its previously announced stock purchase agreement, dated August 12, 2016 (the “Purchase Agreement”), with CFL (the “Share Issuance”).

In addition, on November 7, 2016, PDN completed the purchase of 312,500 shares of its Common Stock, at a price of $9.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, pursuant to its previously announced partial issuer tender offer as disclosed in its Offer to Purchase, dated September 28, 2016, as amended (the “Tender Offer”). As a result of the completion of the Share Issuance, the Tender Offer and the other transactions contemplated by the Purchase Agreement, as of November 7, 2016, CFL beneficially owned 51% of PDN’s outstanding shares of Common Stock, on a fully-diluted basis.

PDN received total gross proceeds of approximately $17.1 million from the Share Issuance, or $14.1 million after giving effect to the payment for 312,500 shares of Common Stock tendered and not withdrawn in the Tender Offer. PDN received approximately $9.0 million in net proceeds from the Share Issuance, after repayment of outstanding indebtedness and the payment of transaction-related expenses at the closing.

Stockholders’ Agreement

At the closing of the Share Issuance, and as contemplated by the Purchase Agreement, PDN entered into a Stockholders’ Agreement, dated November 7, 2016 (the “Stockholders’ Agreement”), with CFL and each of its shareholders: Maoji (Michael) Wang, Jingbo Song, Yong Xiong Zheng and Nan Nan Kou (the “CFL Shareholders”).  As described below, the Stockholders’ Agreement sets forth the agreement of PDN, CFL and the CFL Shareholders relating to board representation rights, transfer restrictions, standstill provisions, voting, registration rights and other matters following the closing of the Share Issuance.

Restrictions on Acquisition of Additional Securities

Under the Stockholders’ Agreement, the CFL Shareholders and their respective controlled affiliates (collectively, the “CFL Group”) are prohibited from directly or indirectly acquiring, agreeing to acquire or publicly proposing or offering to acquire any shares of Common Stock directly from PDN or commencing any tender offer or exchange offer for any shares of Common Stock, in each case which would cause the aggregate beneficial ownership of members of the CFL Group to exceed 51% of the then outstanding shares of Common Stock, on a fully-diluted basis.  In addition, members of the CFL Group are prohibited from directly or indirectly acquiring, agreeing to acquire or publicly proposing or offering to acquire directly or indirectly, or commencing any tender offer or exchange offer for, any other capital stock or debt securities of PDN. Any Common Stock or rights to acquire Common Stock granted to an affiliate of CFL or a CFL Shareholder in his or her capacity as an employee, director or officer of PDN pursuant to a board-approved compensation or equity plan are excluded from this beneficial ownership cap and are to be excluded from the calculation of the beneficial ownership of members of the CFL Group.

Notwithstanding the foregoing, members of the CFL Group have the right to make open market purchases or privately-negotiated purchases from PDN’s stockholders of additional shares of Common Stock up to any amount, provided that, as a result of such purchases, PDN does not have fewer than 350 stockholders, thus preventing the CFL Group from causing PDN to fall below the number of stockholders required to maintain a listing on the NASDAQ Capital Market.

Participation Right in Future Equity Issuances

For so long as members of the CFL Group beneficially own at least 25% of the Common Stock, CFL and the CFL Shareholders have a participation right with respect to any future issuances of Common Stock by PDN, such that CFL and the CFL Shareholders may purchase an amount of shares necessary to maintain its then-current beneficial ownership interest, up to a maximum of 51% of PDN’s then-outstanding Common Stock, on a fully-diluted basis, subject to certain exceptions.  This participation right does not apply to any issuance by PDN:

●	as consideration in any merger, acquisition or similar strategic transaction approved by PDN’s Board of Directors (the “Board”);

●	to directors, officers or employees, advisors or consultants pursuant to a compensation, incentive or similar plan approved by the Board;

●	as a result of the conversion of convertible securities or the exercise of any warrants, options or other rights to acquire PDN’s capital stock; or

●	in an “at the market offering” or other continuous offering of equity securities by PDN.

This participation right also does not apply to the extent that, as a result of the exercise thereof, CFL and the CFL Shareholders would beneficially own greater than 51% of PDN’s then outstanding Common Stock, on a fully-diluted basis.

Standstill

The Stockholders’ Agreement contains standstill provisions that, among other things and subject to certain exceptions, prohibit members of the CFL Group from, directly or indirectly:

●	facilitating, knowingly encouraging, inducing, supporting or becoming a “participant” in, or a member of certain “groups” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) formed for the purposes of acting with respect to, any solicitation of proxies or consents with respect to any proposal submitted to the holders of PDN’s voting securities for their consideration, vote or consent, other than any such proposal included in PDN’s definitive proxy statement including the affirmative recommendation of the Board or any committee thereof;

●	submitting, inducing, facilitating or knowingly encouraging the making or submission by any person or entity to the Board, management or any of PDN’s security holders, any proposal or offer providing for or contemplating any merger, acquisition, sale, lease, mortgage, encumbrance or pledge or other transfer of all or a material portion of the assets of, business combination, amalgamation, share exchange, tender or exchange offer, recapitalization, reorganization, spin-off, issuance or sale or purchase or shares of any class of capital stock, dissolution, liquidation or winding up, or any similar transaction, in each case, involving PDN’s or any of its subsidiaries’ securities, assets or businesses, except for an acquisition proposal for all of the outstanding Common Stock satisfying the conditions described below; or

●	taking any action, directly or indirectly, to change the composition of the Board or its committees such that they no longer satisfy NASDAQ Listing Rule 5605 regarding board and committee independence.

These restrictions generally do not prohibit members of the CFL Group from:

●	making a bona fide acquisition proposal or offer to PDN to acquire all outstanding shares of Common Stock not then beneficially owned by members of the CFL Group, provided such proposal contemplates the acquisition of all shares of Common Stock for 100% cash consideration and is expressly and irrevocably conditioned at the time the proposal is made on the approval of both a committee (a “Special Committee”) of the Board comprised solely of independent directors, a majority of which are not CFL Board Designees (as defined below) and the affirmative vote of a majority of the outstanding shares of Common Stock not then beneficially owned by the CFL Group; or

●	transferring their shares of Common Stock in connection with a third-party tender offer or a third-party business combination proposal, provided that:

o	such third-party tender offer or proposal was not commenced or conducted as a result of a breach of the standstill provisions of the Stockholders’ Agreement; and

o	no such transfer shall be permitted during the one-year period following the closing of the Share Issuance (the “Lock-Up Period”) unless the third-party tender offer or proposal has been approved and recommended by a Special Committee or by the Board (including the affirmative vote of a majority of the independent directors, which majority includes at least one independent director that is not a CFL Board Designee).

Restrictions on Transfer

The Stockholders’ Agreement provides for certain restrictions on the ability of members of the CFL Group to transfer their shares of Common Stock during the Lock-Up Period.  However, members of the CFL Group are permitted to transfer shares of Common Stock to:

●	CFL, one or more CFL Shareholders, any of their respective controlled affiliates, or, in the case of the CFL Shareholders, certain of its family members;

●	certain third-parties as discussed above;

●	to PDN or any of its subsidiaries; or

●	in any transaction approved in advance by the Special Committee or the Board (including the affirmative vote of a majority of the independent directors, which majority includes at least one independent director that is not a CFL Board Designee).

Notwithstanding these restrictions, during the Lock-Up Period, members of the CFL Group may transfer shares of Common Stock at any time, in a single transaction or in multiple transactions, provided the aggregate number of shares transferred may not exceed 10% of the outstanding shares of Common Stock.  In addition, as noted above, members of the CFL Group may transfer their shares of Common Stock during the Lock-Up Period in connection with a third-party tender offer or third-party business combination proposal.

Following the expiration of the Lock-Up Period, members of the CFL Group may transfer their shares of Common Stock without restriction under the Stockholders’ Agreement, provided that, as a result of such transfers, no single transferee acquires beneficial ownership of more than 14.9% of the then-outstanding outstanding shares of Common Stock.

CFL and the CFL Shareholders may transfer or issue capital stock of CFL to any party, as long as the CFL Shareholders continue to own a majority of the outstanding capital stock and voting power of CFL.

Board Representation Rights

Under the Stockholders’ Agreement, CFL and the CFL Shareholders have the right to nominate individuals reasonably acceptable to the Nominating and Governance Committee of the Board for election as directors of PDN (the “CFL Board Designees”), for so long as the CFL Group beneficially owns at least 9.9% of PDN’s total voting power.  For purposes of the Stockholders’ Agreement, “total voting power” means the total number of votes represented by and entitled to be cast by holders of PDN’s outstanding voting securities.

CFL has the right to nominate one director nominee for every 9.9% of total voting power that the CFL Group beneficially owns, provided that, under the Stockholders’ Agreement, CFL will not have the right to nominate more than six directors regardless of how many shares of Common Stock it beneficially owns.  CFL and the CFL Shareholders may assign the right to designate a director to any third party to whom CFL or a CFL Shareholder sells 9.9% of the total voting power.

For so long as the Stockholders’ Agreement is in effect, the size of the Board will be fixed at nine directors.

In addition, unless otherwise approved by the Board (including the affirmative vote of a majority of the independent directors then on the Board, which majority includes at least one independent director that is not a CFL Board Designee), PDN will not utilize any controlled company exceptions to the corporate governance requirements under NASDAQ rules.  As CFL’s board designation rights decrease, so do the number of CFL Board Designees that must be independent.  Specifically, if CFL has the right to designate:

●	five or six CFL Board Designees, then three must be independent;

●	four CFL Board Designees, then two must be independent;

●	three CFL Board Designees, then one must be independent; and

●	fewer than three CFL Board Designees, then CFL will not be required to designate any independent directors.

At least one CFL Board Designee will serve on each committee of the Board. Consistent with the Stockholders’ Agreement and as described in Item 5.02 below, at the closing of the Share Issuance, the Board appointed Jim Kirsch and Jingbo Song as co-Chairmen of the Board.  If Mr. Kirsch is no longer serving on the Board, then there will be no co-Chairmanship, and Mr. Song or another CFL Board Designee will be the sole Chairman of the Board.  Board Chairmanship will be designated by CFL for so long as CFL has board designation rights under the Stockholders’ Agreement.

PDN will maintain directors’ and officers’ liability insurance for the benefit of each CFL Board Designee on substantially similar terms, conditions and amounts as its current insurance policy, and shall provide the CFL Board Designees with all benefits as currently provided to other directors performing similar roles.

Voting

CFL and the CFL Shareholders must cause all of the shares of Common Stock held by the CFL Group to be present for quorum purposes at every meeting of PDN’s stockholders.  In addition, CFL and the CFL Shareholders will cause all of the shares of Common Stock held by the CFL Group to be voted (i) “for” the election of all director nominees approved and recommended by the Board, for so long as PDN is in material compliance with the Stockholders’ Agreement and (ii) “against” any proposal that would have the effect of circumventing the Stockholders’ Agreement.

Registration Rights

Pursuant to the Stockholders’ Agreement, following the expiration of the Lock-Up Period, CFL and the CFL Shareholders have unlimited demand, shelf and piggyback registration rights to require PDN to effect a registration under the Securities Act of a resale of the shares of Common Stock acquired by CFL at the closing of the Share Issuance and any other shares of Common Stock acquired by CFL or the CFL Shareholders following the closing.

CFL and the CFL Shareholders have the right to require PDN to file a registration statement every 120 days, and PDN has the right, once per twelve-month period, to delay such filing up to 120 days. PDN is required to use commercially reasonable efforts to cause the registration statement to become effective. PDN is precluded from granting any registration rights to any party in the future that would adversely impact CFL’s registration rights.

PDN, on the one hand, and CFL and the CFL Shareholders, on the other hand, agreed to indemnify each other for any material misstatements or omissions in any registration statement filed pursuant to the registration rights provisions of the Stockholders’ Agreement, provided that the indemnity obligations of CFL and the CFL Shareholders will cover only information provided by them expressly for inclusion in the registration statement and is limited to the amount of net proceeds received by CFL and the CFL Shareholders in the offering to which the registration statement relates.

The registration rights of CFL and the CFL Shareholders under the Stockholders’ Agreement terminate when CFL or the CFL Shareholder, as applicable, no longer holds “registrable securities.”  For purposes of the Stockholders’ Agreement, “registrable securities” means:

●	any shares of Common Stock issued to, purchased or acquired by CFL or a CFL Shareholder (other than in violation of the Stockholders’ Agreement); and

●	any of PDN’s securities issued or issuable to CFL or a CFL Shareholder with respect to any shares of Common Stock (including, by way of stock dividend, stock split, distribution, exchange, combination, merger, recapitalization, reorganization or otherwise).

Any particular registrable securities once issued shall cease to be “registrable securities” upon the earliest to occur of:

●	the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act;

●	the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under Securities Act;

●	the date on which such securities may be sold without volume limitations or manner of sale restrictions pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act (without the requirement that we be in compliance with the current public information requirement of such rule);

●	the date on which CFL (or a CFL Shareholder, if applicable) ceases to hold, together with its affiliates, at least 10% of the then outstanding Common Stock; and

●	the date on which such securities cease to be outstanding.

Term of the Stockholders’ Agreement

The Stockholders’ Agreement will automatically terminate on the 181st day following the date on which the CFL Group beneficially owns less than 9.9% of the total voting power of the Common Stock, provided that the registration rights provided under the Stockholders’ Agreement will not terminate until CFL and the CFL Shareholders no longer hold any registrable securities as described above.  In addition, the Stockholders’ Agreement will terminate with respect to a CFL Shareholder if it no longer holds any registrable securities and ceases to control CFL, either jointly or solely. The Stockholders’ Agreement may also be terminated by the mutual written consent of the parties or if PDN dissolves.

The foregoing description of the terms of the Stockholders’ Agreement is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Stockholders’ Agreement, and is subject to and qualified in its entirety by reference to the Stockholders’ Agreement attached as Exhibit 4.9 to this Current Report on Form 8-K and is incorporated herein by reference.

Settlement with Matthew Proman

On November 4, 2016, PDN entered into a Confidential Settlement and Mutual Release of All Claims (the “Release”) with Matthew B. Proman (“Proman”), pursuant to which PDN and Proman agreed among other things that (i) PDN would pay to Proman $300,000 at the closing of the Share Issuance, (ii) the Separation Agreement and Mutual Release of All Claims, dated July 16, 2015 between Proman and PDN (the “Separation Agreement”) would be terminated as of November 4, 2016, and (iii) the Seller Promissory Note in the principal amount of $445,000 dated September 24, 2014 in favor of Proman (the “Promissory Note”) would be terminated as of November 4, 2016.  PDN and Proman have also agreed that notwithstanding the termination of the Separation Agreement pursuant to the Release, Proman’s co-sale right would be preserved and he would continue to hold the options and warrants he held as of November 4, 2016.

Item 1.02.  Termination of a Material Definitive Agreement

Master Credit Facility

On November 7, 2016, in connection with the closing of the Share Issuance described above in Item 1.01, PDN (i) repaid in full all amounts owed under the Master Credit Facility among PDN, its wholly-owned subsidiaries NAPW, Inc., Noble Voice LLC and Compliant Lead LLC, and White Winston Select Asset Funds, LLC (“White Winston”), dated March 30, 2016 (the “Master Credit Facility”), and (ii) terminated the Master Credit Facility and related agreements between PDN and White Winston, including the Board Representation Agreement, dated as of June 30, 2016.  All security interests created under the Master Credit Facility were released upon repayment of the amounts under and termination of the Master Credit Facility.  As of October 31, 2016, White Winston held the following warrants to purchase Common Stock: (i) a warrant to purchase up to 125,000 shares of Common Stock at an exercise price of $2.00 per share, (ii) a warrant to purchase up to 218,750 shares of Common Stock at an exercise price of $2.00 per share, and (iii) a warrant to purchase up to 125,000 shares of Common Stock at an exercise price of $20.00 per share. The warrant to purchase up to 125,000 shares of Common Stock at an exercise price of $20.00 per share will become exercisable on December 30, 2016.

Separation Agreement and Promissory Note

The disclosure regarding the termination of the Separation Agreement and the Promissory Note set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 1.02.

Item 5.01.  Changes in Control of the Registrant

The disclosures set forth in Items 1.01 and 5.02 of this Current Report on Form 8-K are incorporated by reference in their entirety in this Item 5.01.

CFL paid $17.1 million as the purchase price for the 1,777,417 shares of Common Stock issued to it in the Share Issuance, which shares, together with the 205,925 shares purchased by CFL at the closing of the Share Issuance from a PDN shareholder pursuant to an existing co-sale right, represent 51% of PDN’s outstanding shares of Common Stock, on a fully-diluted basis. CFL paid such purchase price using proceeds from equity contributions to CFL made by each of the CFL Shareholders.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d)

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 5.02.

Pursuant to the Purchase Agreement and the Stockholders’ Agreement, as of the closing of the Share Issuance, CFL has the right to nominate one director for every 9.9% of total voting power that the CFL Group beneficially owns, up to a maximum of six directors.  Based on CFL’s ownership of 51% of the outstanding shares of Common Stock following the closing of the Share Issuance, on a fully-diluted basis, CFL has the right to nominate five members of the Board.

Immediately prior to the closing of the Share Issuance, there were seven directors on the Board who were elected at PDN’s annual meeting of stockholders on September 26, 2016, and two vacancies. Pursuant to the Purchase Agreement and the Stockholders’ Agreement, PDN agreed that as of the closing of the Share Issuance, the Board will consist of nine directors, and CFL will be entitled to designate five out of the nine directors to serve on the Board. Accordingly, at the closing of the Share Issuance on November 7, 2016, Katherine Butkevich, Stephen Pemberton and Andrea Sáenz resigned from the Board, and the following five individuals designated by CFL were appointed to fill all of the vacancies on the Board and to serve until the next annual meeting of PDN’s stockholders (and until their successors are duly elected and qualified): Xiaojing Huang, Xianfang Liu, Jingbo Song, Maoji (Michael) Wang and Hao Zhang.

Xiaojing Huang, 60, was a senior consultant at Shaklee (China) Co., Ltd., a manufacturer and distributor of personal care products based in China, from September 2005 to September 2016.

Xianfang Liu, 64, has been a professor and Director of the Center for International Business Studies at the New York Institute of Technology (NYIT) since September 1997.  Since September 2008, Mr. Liu has also served as Executive Associate Dean for Global Programs at NYIT.  From December 2006 to September 2008, he also served as Dean of the School of Management at NYIT.

Jingbo Song, 63, has served as Chairman of GNet Group Plc., an e-commerce company based in China, since March 2016. Before joining GNet Group Plc., Mr. Song was retired.

Maoji (Michael) Wang, 44, is the managing partner of Beijing Daqian Law Firm, and has held that position since November 2005.  Mr. Wang has also served as a vice president at GNet Group Plc, an e-commerce company based in China, since April 2014, and as Chief Executive Officer of Tibet Weibai Investment Fund Management Co., Ltd. since March 2016, Guangzhou Gaixin Network Technology Development Co., Ltd. since May 2016 and Guangzhou Yougaojiu Marketing Management Co., Ltd. since June 2016.  He has also worked as a supervisor at Guangzhou Wu Wei E-commerce Services Co., Ltd. since January 2015 and Yunnan Linkenuodi Education Information Consulting Co., Ltd. since November 2012.

Hao Zhang, 49, is a private investor based in China. Mr. Zhang has served as a director of Wealth Power Global Trading Limited since June 2015.

The Nominating and Governance Committee of the Board has determined that each of Messrs. Huang, Liu, and Zhang are independent directors under NASDAQ independence criteria.

In addition, at the closing of the Share Issuance, Ms. Huang was appointed to serve on the Audit Committee of the Board, and Messrs. Kirsch and Song were appointed to serve as co-Chairpersons of the Board.

The newly appointed directors were not provided with any compensation in connection with their appointment.

(e)

The disclosure regarding the settlement with Proman set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 5.02(e).

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Pursuant to the Purchase Agreement and the Stockholders’ Agreement, effective as of the closing of the Share Issuance on November 7, 2016, the Board approved and adopted an amendment to Section 5.8 of the Amended and Restated Bylaws of Professional Diversity Network, Inc. to provide for two co-Chairpersons and to make related conforming changes. A copy of the Second Amended and Restated Bylaws as so approved and adopted by the Board effective as of November 7, 2016 is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, a marked copy of PDN’s Second Amended and Restated Bylaws indicating changes made to the Amended and Restated Bylaws as they existed immediately prior to the adoption of the Second Amended and Restated Bylaws is attached hereto as Exhibit 3.2A.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits.

3.2	Second Amended and Restated Bylaws of Professional Diversity Network, Inc., dated November 7, 2016.

3.2A	Second Amended and Restated Bylaws of Professional Diversity Network, Inc., dated November 7, 2016 (marked copy).

4.9	Stockholders’ Agreement, dated as of November 7, 2016, by and among PDN, CFL, Maoji (Michael) Wang, Jingbo Song, Yong Xiong Zheng and Nan Nan Kou.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2016	PROFESSIONAL DIVERSITY NETWORK, INC.

	By:	/s/ David Mecklenburger
David Mecklenburger Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.2	Second Amended and Restated Bylaws of Professional Diversity Network, Inc., dated November 7, 2016.

3.2A	Second Amended and Restated Bylaws of Professional Diversity Network, Inc., dated November 7, 2016 (marked copy).

4.9	Stockholders’ Agreement, dated as of November 7, 2016, by and among PDN, CFL, Maoji (Michael) Wang, Jingbo Song, Yong Xiong Zheng and Nan Nan Kou.